Exhibit 10.3

AMENDMENT AND WAIVER AGREEMENT

This Amendment and Waiver Agreement (“Amendment and Waiver Agreement”) is dated as of September 30, 2016 (the “Effective Date”) by and between ALTISOURCE SOLUTIONS S.À R.L., a Luxembourg private limited liability company (“Altisource”) and ALTISOURCE RESIDENTIAL CORPORATION, a Maryland corporation (“Residential”, and together with Altisource, the “Parties” and each individually, a “Party”).

Recitals

WHEREAS, Altisource’s parent, Altisource Portfolio Solutions S.A., distributed one hundred percent (100%) of the shares of Residential to its shareholders pursuant to which it provided Residential with a $100 million capital contribution;

WHEREAS, Residential and Altisource entered into that certain Master Services Agreement, dated as of December 21, 2012 (the “Agreement”);

WHEREAS, pursuant to the terms and conditions of the Collective Agreements entered into between the Parties, Altisource provides or causes to be provided to Residential and Residential’s Affiliates certain Services;

WHEREAS, pursuant to Section 8.1 of the Agreement, the Parties agreed that Altisource is the exclusive provider of all Services to Residential and all of Residential’s Affiliates;

WHEREAS, Residential desires to purchase the Seller Property Portfolio from Sellers in one or more Transactions;

WHEREAS, Sellers have agreed to provide Residential with the Seller Property Portfolio Financing for each such Transaction;

WHEREAS, as a condition to the provision of the Seller Property Portfolio Financing for each Transaction, Sellers require that Residential enter into the MSR Property Portfolio Services Agreement and that Main Street Renewal provide the MSR Property Management Services for each property contained in the Seller Property Portfolio until the end of the Waiver Term;

WHEREAS, subject to the terms and conditions of this Amendment and Waiver Agreement (including without limitation, the addition of new Sections 20.13 and 20.14 of the Agreement and the contingent payments described therein) and based on the conditions described in these recitals, Altisource is willing to grant the Exclusivity Waiver; and

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Recitals. The recitals set forth above are hereby incorporated into and made an essential part of this Amendment and Waiver Agreement.

2. Defined Terms. Capitalized terms that are used herein shall have the meanings given such terms in this Amendment and Waiver Agreement or in the Collective Agreements, as applicable.

3. Amendments to the Agreement.

3.1 The Agreement is hereby amended as set forth below:

(a)	Section 6.6.4 of the Agreement is hereby amended to add Sections 20.13 and 20.14 to the list of Sections that survive the termination of the Agreement.

(b)	To add a new Section 20.13:

“20.13 CHANGE OF CONTROL. Notwithstanding anything to the contrary set forth in the Collective Agreements, upon the occurrence of a Change of Control during the Initial Term, any Renewal Term and any other extensions thereto, the Surviving Entity, to the extent Residential is not the Surviving Entity, shall assume (and Residential shall cause the Surviving Entity to assume) all rights and obligations of Residential pursuant to the Collective Agreements. Residential or the Surviving Entity, as applicable, shall provide written notice to Altisource of the occurrence of a Change of Control immediately upon the earlier of: (i) the occurrence of a Change of Control or (ii) in the case of the occurrence of a series of events that results in a Change of Control, the date on which the first of such series of events becomes or is reasonably likely to become a Change of Control.”

(c)	To add a new Section 20.14:

“20.14 LIQUIDATION.

(a)

Upon the occurrence of a Liquidation during the Initial Term, any Renewal Term, and any other extensions of the Collective Agreements, Residential or any Surviving Entity shall pay to Altisource, on the date on which such Liquidation occurs a liquidation fee equal to sixty million dollars ($60,000,000) (the “Liquidation Fee”).

Residential shall provide written notice to Altisource of the occurrence of a Liquidation or breach of Section 20.13 immediately upon (i) the occurrence of such Liquidation or breach (as applicable) or (ii) in the case of the occurrence of a series of events that results in a Liquidation, the date on which the first of such series of events becomes or is reasonably likely to become a Liquidation.

(b)	In the event of a breach of Section 20.13, Residential or the Surviving Entity, as applicable, shall pay to Altisource an amount equal to sixty million dollars ($60,000,000), which shall be Altisource’s sole and exclusive remedy.

(c)	In the event (i) Residential or the Surviving Entity terminates Altisource pursuant to Section 6.2.1.1 (Material Breach) or Section 6.2.2.4 (Performance Standards) which Residential or the Surviving Entity may do without the payment of a Liquidation Fee, subject to the additional rights of Altisource set forth below in this Section 20.14(c) (each a “Performance Standard Termination Event”), and (ii) such Performance Standard Termination Event occurs within twelve (12) months before or after a Liquidation or Change of Control, Altisource retains the right to challenge, in a court of competent jurisdiction, such Performance Standard Termination Event as a termination in breach of the Agreement and this Section 20.14. If, following any such proceeding, a final non-appealable determination has been made that such Performance Standard Termination Event was made by Residential or the Surviving Entity in breach of the Agreement or this Section 20.14, then Residential or the Surviving Entity, as applicable, shall pay to Altisource a fee equal to 1.3 times the Liquidation Fee. Such fee shall be immediately due and payable following such final, non-appealable determination, which shall be Altisource’s sole and exclusive remedy.

(d)	For the avoidance of doubt, any payments due and payable pursuant to this Section 20.14 shall not be subject to Sections 12.3 or 12.5 of the Agreement, but in no event shall any such payments made pursuant to this Section 20.14 adversely affect the limitations of liability under Sections 12.3 and 12.5 for all other matters in the Agreement.

(e)	Upon the occurrence of a Liquidation pursuant to this Section 20.14 or a breach of Section 20.13, Altisource shall have the right, in its sole and complete discretion, to immediately provide notice of its intention to terminate and shall thereby terminate any or all of the Collective Agreements in whole or in part in accordance with Sections 6.4, 6.5 and 6.6 of the Agreement.

(f)

During the Initial Term, any Renewal Term, any other extensions thereto, Residential or the Surviving Entity, as applicable, shall, within ten (10) days after the filing of Residential’s quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, prepare a report which lists in detail all sales, liquidations or dispositions of Single Family Residential Company Assets which occurred during the previous quarter (the “Quarterly Single Family Residential Company Asset Report”) including, without limitation, (i) the market value of the Single Family Residential Company Assets sold, liquidated or disposed (ii) the proceeds of the sale, liquidation or disposition of such Single Family Residential Company Assets, (iii) the portion of such proceeds used to acquire Single Family Rental Assets or to make payments under Residential’s financing arrangements with respect to Single Family Residential Company Assets, (iv) the portion of proceeds not used by the Company to acquire Single Family Residential Company Assets or make payments under Residential’s financial arrangements with respect to Single Family Residential Company Assets, (v) the portion of proceeds not used to acquire Single Family Residential Company Assets as of the date of the report but which are intended to be used to acquire the such assets and (vi) any other information Altisource may reasonably request to assist with calculations related to determining whether a Liquidation has occurred. Such Quarterly Single Family Residential Asset Report shall be considered by Altisource and Residential in determining whether a Liquidation has occurred under this Section 20.14. The provision of this Quarterly Single Family Residential Company Asset Report may be subject to a confidentiality and/or standstill agreement to the extent it provides Altisource with material non-public information; provided, however, to the extent that Residential believes that a Quarterly Single Family Residential Company Asset Report contains material non-public information, Residential will inform Altisource of this in writing prior to the submission of such Quarterly Single Family Residential Company Asset Report to Altisource and to the extent that Altisource confirms its desire to receive such material non-public information, Residential and Altisource will agree to a confidentiality and/or standstill agreement on such material non-public information.”

(g)	From time to time and upon reasonable prior written notice, but no more than once every twelve (12) months, Altisource may audit, or appoint an independent auditor to audit, Residential’s or the Surviving Entity’s, as applicable, compliance with the terms and conditions of the Collective Agreements, including, but not limited to, payment terms. Any such audit will be conducted during regular business hours at the facilities of Residential or the Surviving Entity, as applicable, and Residential or the Surviving Entity, as applicable, will identify and cooperate with Altisource (or its representatives) to provide Altisource (or its representatives) with access to all relevant employees, equipment, books and records. If such an audit shows an underpayment or lack of payment of any of the fees due to Altisource, Residential or the Surviving Entity, as applicable, shall immediately pay such underpayment or nonpayment amount in accordance with the terms of this Agreement.

(d)	Section 2 of Exhibit 1 to the Agreement is hereby amended to add the following definitions (in appropriate alphabetical order):

(i)	ADDITIONAL PROPERTIES. The term “Additional Properties” means the approximately 3,000 properties that Residential acquires from Sellers subsequent to the Effective Date in one or more transactions prior to June 30, 2017.

(ii)	AMENDMENT AND WAIVER AGREEMENT. The term “Amendment and Waiver Agreement” means that certain Amendment and Waiver Agreement dated September 30, 2016 by and between Altisource and Residential.

(iii)

CHANGE OF CONTROL. The term “Change of Control” means any of the following circumstances: (a) the consummation of any sale, lease, transfer, conveyance or other disposition by Residential, in a single transaction or series of related transactions, within a twelve (12) month period, of all or substantially all of the assets of Residential and its subsidiaries, taken as a whole, to any other unaffiliated Person or Group and which is not, immediately after giving effect thereto, a subsidiary of Residential, solely if such sale, lease, transfer or other disposition is made within two (2) years after the occurrence of one of the circumstances in (b) or (c) of this definition; (b) any Person or Group, becoming, in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction, the beneficial owner of more than 50% of the combined voting power of the outstanding voting stock or equivalent voting interest of Residential entitled to vote generally in the election of directors (or Persons performing a similar function); or (c) the consummation of any recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction immediately following which the beneficial owners of the voting stock or equivalent voting interest of Residential entitled to vote generally in the election of directors (or Persons performing a similar function) immediately prior to the consummation of such transaction do not beneficially own more than 50% of the combined voting power of the outstanding voting stock or equivalent voting interest of Residential entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns Residential or all or substantially all of the assets of Residential and its subsidiaries, taken as a whole, either directly or indirectly through one or more subsidiaries of such entity) in substantially the same proportion as their beneficial ownership of the voting stock or equivalent voting interest of Residential entitled to vote generally in the election of directors (or Persons performing a similar function) immediately prior to such transaction.

(iv)	COLLECTIVE AGREEMENTS. The term “Collective Agreements” means the Agreement, the Services Letter, each SOW, the Fee Letter, Fee Schedules, the Amendment and Waiver Agreement, the Memorandum of Understanding, dated August 7, 2014, between Altisource and Residential and all other associated and related agreements and commitments and any amendments thereto.

(v)	EXCLUSIVITY WAIVER. The term “Exclusivity Waiver” means the limited waiver granted pursuant to the Amendment and Waiver Agreement of the provisions of

Section 8.1 of the Agreement solely with respect to and for the limited purpose of Residential entering into the MSR Property Portfolio Services Agreement and the provision of the MSR Property Management Services to Residential directly by Main Street Renewal for each property contained in the Seller Property Portfolio until the end of the Waiver Term solely to the extent required as a necessary condition to Residential obtaining the Seller Property Portfolio Financing as more fully set forth in Section 4.1 of the Amendment and Waiver Agreement.

(vi)	GROUP. The term “Group” means a group of Persons within the meaning of Section 13(d)(3) of the Exchange Act.

(vii)	LIQUIDATION. The term “Liquidation” means: (A) Residential’s or the Surviving Entity’s sale, liquidation or other disposition of an aggregate of 50% or more of the Single Family Residential Company Assets for which Altisource provides Services, excluding non-performing mortgage loans (“NPLs”), sub-performing mortgage loans (“SPLs”) and real estate owned properties (“REOs”), (collectively, the “Class A Assets”) over any trailing 18-month period, the proceeds of which Residential does not use to acquire additional Single Family Residential Company Assets or to pay down, make waterfall payments or make other required payments under Residential’s or the Surviving Entity’s financing or securitization facilities that further enable Residential to acquire any Single Family Residential Company Assets with funding available under such facilities (collectively, “Debt Payments”) or (B) Residential’s or the Surviving Entity’s sale, liquidation or other disposition of an aggregate of 50% or more of the Single Family Residential Company Assets that are NPLs, SPLs and REOs (collectively, the “Class B Assets”) over any trailing 18-month period, the proceeds of which Residential or the Surviving Entity does not use to acquire additional Single Family Residential Company Assets or to make Debt Payments, or (C) any transaction or series of transactions following which Residential is no longer substantially a Single Family Residential Company.

In determining the percentage of Class A Assets being sold, liquidated or otherwise disposed in the case of subsection (A) above, and the Class B Assets being sold, liquidated or otherwise disposed in the case of subsection (B) above, the denominator of such Class A Assets or Class B Assets, as applicable, (the “Base SFRCA Number”) shall be the aggregate market value of all such Class A Assets or Class B Assets, respectively, as of the Effective Date of the Amendment and Waiver Agreement; and provided further that the applicable Base SFRCA Number for each of the Class A Assets and the Class B Assets, as applicable, will be (i) reduced by the amount of proceeds from the sale of Class A and Class B Assets, as applicable, that are used for Debt Payments in each such class, and (ii) will be increased by the amount of new debt issued and that is used (I) in the case of the Base SFRCA Number for Class A Assets, to purchase Class A Assets, and (II) in the case of the Base SFRCA Number for Class B Assets, to purchase Class B Assets. In addition, the applicable Base SFRCA Number for each of the Class A Assets and Class B Assets shall be reset to the then-total market value of Single Family Residential Company Assets owned by Residential or the Surviving Entity in each of the asset classes, as applicable, on each 18-month anniversary of the Effective Date of the Amendment and Waiver Agreement.

For purposes of the definition of Liquidation and the provisions of Section 20.14, but without limiting the provisions of or Altisource’s rights pursuant to Section 20.14(c), Liquidation shall not include any termination of the Agreement or any Service or SOW by Residential or the Surviving Entity in accordance with the terms of Sections 6.2.1.1 (Material Breach), 6.2.1.2 (Altisource’s Insolvency), 6.2.2.1 (Legal Prohibition), 6.2.2.2 (Legal Violation), 6.2.2.3 (Government Citation), or 6.2.2.4 (Performance Standards) (each an “Agreement Termination Event”), in which case no Liquidation Fee shall be payable under Section 20.14(a), except as provided in Section 20.14(c).

(viii)	LIQUIDATION FEE. The term “Liquidation Fee” has the meaning set forth in Section 20.14(a) of the Agreement.

(ix)	MAIN STREET RENEWAL. The term “Main Street Renewal” means Main Street Renewal, LLC.

(x)	MSR PROPERTY MANAGEMENT SERVICES. The term “MSR Property Management Services” means the property management services provided by Main Street

Renewal solely with respect to the Seller Property Portfolio as a requirement of the Seller Property Portfolio Financing; provided, however, the MSR Property Management Services expressly excludes the performance of the Sales and Settlement Services that are performed by Altisource or its Affiliates pursuant to the Amendment and Waiver Agreement.

(xi)	MSR PROPERTY PORTFOLIO SERVICES AGREEMENT. The term “MSR Property Portfolio Services Agreement” means each agreement by and between Residential and Main Street Renewal entered into as of the Transaction Date for the applicable properties in the Seller Property Portfolio as a requirement of the Seller Property Portfolio Financing and the term of which shall not extend beyond November 30, 2021 for the Transaction that closes on the Effective Date of the Amendment and Waiver Agreement or with respect to the Additional Properties exceed five (5) years following the additional Transaction Date, pursuant to which Main Street Renewal provides any of the MSR Property Management Services for any portion of the Seller Property Portfolio.

(xii)	PERFORMANCE STANDARD TERMINATION EVENT. The term “Performance Standard Termination Event” has the meaning set forth in Section 20.14(c) of the Agreement.

(xiii)	PERSON. The term “Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture or unincorporated association; any federal, state, county or municipal government or any bureau, department or agency thereof; or any other legal entity and any fiduciary acting in such capacity on behalf of any of the foregoing.

(xiv)

SALES AND SETTLEMENT SERVICES. The term “Sales and Settlement Services” means the following Services provided by Altisource or its Affiliates with respect to the properties contained in the Seller Property Portfolio: (i) brokerage services on the sale of such properties contained in the Seller Property Portfolio that are not sold or settled internally by Main Street Renewal pursuant to the MSR Property Portfolio Services Agreement including but not limited to: (A) preparation of closing documents; (B) the receipt of any necessary termite or other inspections; (C) scheduling and handling closing activities; (D) closing of escrow and disbursement of seller’s proceeds; (E) verification that wired seller’s proceeds match the amounts shown on the closing statement; (F) wiring of net sales proceeds to bank accounts designated by a seller; and (G) following the sale, confirming that outstanding invoices have been paid; (ii) Title Services in connection with the sale of properties contained in the Seller Property Portfolio that are not provided internally by Main Street Renewal pursuant to the MSR Property Portfolio Service Agreement; and (iii) Title Services in connection with the purchase of the properties contained in the Seller Property Portfolio.

(xv)	SELLER PROPERTY PORTFOLIO. The term “Seller Property Portfolio” means collectively (a) those certain residential real estate properties as each described and set forth on Exhibit A to the Amendment and Waiver Agreement and (b) the Additional Properties.

(xvi)	SELLER PROPERTY PORTFOLIO FINANCING. The term “Seller Property Portfolio Financing” means (a) that initial loan agreement and other associated lending documentation entered into contemporaneous with the initial loan agreement by and between Residential and Sellers for the properties set forth on Exhibit A and evidencing the initial seller financing by Sellers and utilized by Residential to purchase all or any portion of the Seller Property Portfolio in such Transaction and (b) any loan agreement and other associated lending documentation entered into contemporaneous with such loan agreement by and between Residential and Sellers for the Additional Properties.

(xvii)	SELLERS. The term “Sellers” means MSR I, L.P., MSR II, L.P. or any other property owner selling any Seller Property Portfolio assets to Residential pursuant to a Transaction.

(xviii)	SFR PROPERTIES. The term “SFR Properties” means single family residential properties, including properties purchased as unleased single family properties that are not then-currently leased, in each case held for the purpose of leasing and earning rental income from such single family residential properties.

(xix)	SINGLE FAMILY RESIDENTIAL COMPANY. The term “Single Family Residential Company” means a Person that has one hundred percent (100%) of its assets in one or more of the following asset classes: (i) SFR Properties; (ii) in residential mortgage loans (including NPLs, SPLs and re-performing loans) held for the purpose of converting the assets securing such loans into SFR Properties available for lease; (iii) in NPLs held for the purpose of converting the assets securing such loans into cash that will be used to invest in SFR Properties available for lease; (iv) in REO properties held for the purpose of converting such properties into SFR Properties available for lease, (v) in REO properties that that will be converted into cash that will be used to invest in SFR Properties available for lease or (vi) cash or cash equivalents held for the purpose of investing the same in the assets set forth in subsection (i), (ii), (iii), (iv) or (v) of this definition.

(xx)	SINGLE FAMILY RESIDENTIAL COMPANY ASSETS. The term “Single Family Residential Company Assets” means the assets listed in subsections (i), (ii), (iii), (iv) and (v) of the definition of Single Family Residential Company, each as owned by Residential or any of its Affiliates or the Surviving Entity, as applicable.

(xxi)	SURVIVING ENTITY. The term “Surviving Entity” means any surviving entity or successor in interest as a result of any Change of Control.

(xxii)	TITLE SERVICES. The term “Title Services” means title services necessary or incident to the purchase and sale of property including but not limited to: (a) ordering and issuing preliminary title searches; (b) researching, negotiating and clearing any defective title issues; and (c) ordering and issuing title insurance policies.

(xxiii)	TRANSACTION. The term “Transaction” means the transaction or each transaction in a series of transactions whereby Residential acquires all or any portion of the Seller Property Portfolio assets from Sellers.

(xxiv)

TRANSACTION DATE. The term “Transaction Date” means the applicable closing date for each Transaction, which (a) in the case of the real estate properties set forth in Exhibit A shall be on or prior to the Effective Date of the Amendment and Waiver Agreement and (b) in the case of the Additional Properties in the Seller Property Portfolio, shall be on a date on or prior to June 30, 2017.

(xxv)	WAIVER TERM. The term “Waiver Term” means the period commencing with the date of this Amendment and Waiver Agreement and ceasing on a case by case basis for each MSR Property Portfolio Services Agreement applicable to the Property Portfolio assets acquired in each Transaction, immediately upon the earlier of: (i) the termination of the term of the Seller Property Portfolio Financing for the relevant Transaction (which term is not to be later than November 30, 2021 for the Transaction that closes on the Effective Date of the Amendment and Waiver Agreement and with respect to the Additional Properties shall not exceed five (5) years after the applicable Transaction Date; (ii) the occurrence of the refinancing (by any means, form or vehicle), expiration or other termination of the Seller Portfolio Financing in respect of the applicable Transaction; or (iii) at such time as: (x) the relevant MSR Property Portfolio Services Agreement is terminated or expires (but in no case shall the term of the MSR Property Portfolio Services Agreement be renewed, extended or otherwise continued by Residential or the Surviving Entity) or (y) any of the services provided by Main Street Renewal pursuant to the MSR Property Portfolio Service Agreement for any portion of the Seller Property Portfolio are terminated by either party to the relevant MSR Property Portfolio Service Agreement.

3.2 Statement of Work (Acquisition and Sales Support Services – Services Letter Schedule A-5). Section 2.1 of Exhibit 1 of the Statement of Work (Acquisition and Sales Support Services) is hereby deleted in its entirety and replaced with the following:

“2.1 ACQUISITION SERVICES. The term “Acquisition Services” means those services provided by Altisource, Altisource’s Affiliates, or referral brokers that facilitate Residential in the acquisition of REO properties or other real estate, but excluding the properties that are part of the Seller Property Portfolio during the Waiver Term.”

4. Waiver.

4.1 Exclusivity Waiver. Provided each Transaction occurs prior to the applicable Transaction Date then: (i) effective only upon the closing of the initial Transaction by Residential of properties contained in the Seller Property Portfolio, (ii) subject to the terms and conditions set forth in this Amendment and Waiver Agreement, (iii) solely with respect to each property contained in the Seller Property Portfolio, for each Transaction and (iv) solely to the extent required as a condition to Residential obtaining the Seller Property Portfolio Financing, Altisource hereby waives the provisions of Section 8.1 of the Agreement; provided, however, such waiver is expressly limited to: (x) only the provision of the MSR Property Management Services solely on the properties contained in the MSR Property Portfolio by Main Street Renewal for the Transactions only pursuant to the applicable MSR Property Portfolio Services Agreement and (y) only being effective during the Waiver Term (the “Exclusivity Waiver”). Subject in each case to the terms and conditions of Section 4.2 below, immediately following the end of the Waiver Term for the applicable portion of the Seller Property Portfolio, the Exclusivity Waiver expires and is of no further force or effect and all MSR Property Management Services provided by Main Street Renewal with respect to the relevant Seller Property Portfolio assets shall immediately transfer to Altisource and its Affiliates, as applicable, and such Services will then be provided by Altisource pursuant to the terms and conditions of the Collective Agreements. Notwithstanding the preceding sentence, during or at the end of the term of the Seller Property Portfolio Financing, if Residential is able to refinance the Seller Property Portfolio at a materially better interest rate only by and if Residential agrees to retain a property manager other than Altisource as a condition of the materially better interest rate, then the waiver provided by this Section 4.1 may be extended at the election of Residential on a one-time basis, on the same terms as set forth herein. At all times before and during the refinancing, Residential will use its best efforts to assist Altisource in becoming approved by the refinancing lender to become the exclusive property manager of the Seller Property Portfolio. During the initial thirty six month period of the refinancing that Altisource is not the exclusive property manager of the Seller Property Portfolio, Residential will pay to Altisource a monthly fee, no later than the fifth day of each month (in advance), in an amount equal to one-twelfth (1/12) of fifty (50) basis points of the unpaid principle balance of the refinancing loan as of the beginning of such applicable month. To the extent the refinancing period extends beyond thirty six months and Altisource is not the exclusive property manager of the Seller Property Portfolio, Residential will pay to Altisource a monthly fee, no later than the fifth day of each month (in advance), in an amount equal to one-twelfth (1/12) of one hundred (100) basis points of the unpaid principle balance of the refinancing loan as of the beginning of such applicable month. Such election must be made by Residential not later than the termination of the Seller Property Portfolio Financing.

To the extent Main Street Renewal does not internally provide Sales and Settlement Services for the Seller Portfolio Properties and instead outsources to any third party that is not an Affiliate (including any third party contractor) any such Sales and Settlement Services for properties in the Seller Property Portfolio during the Waiver Term, Residential shall cause Main Street Renewal to outsource such Sales and Settlement Services to Altisource or its Affiliates on an exclusive basis.

4.2 Property Management Criteria. Upon the earlier of: (i) six months prior to (A) November 30, 2021 for the Transaction that closes on the Effective Date and (B) with respect to the Additional Properties the end of the five year anniversary of the Transaction Date for the Additional Properties or (ii) immediately upon the end of the Waiver Term with respect to such properties in the Seller Property Portfolio as a result of the occurrence of either items (ii) or (iii) of the definition of Waiver Term, if Residential has knowledge that any future lender to Residential or a securitization underwriter or rating agency to a subsequent securitization of the properties in the Seller Property Portfolio will require that the property manager of the Seller Property Portfolio meet certain criteria and obligations as a property manager under such financing arrangements (the “Property Management Criteria”), Residential shall provide such Property Management Criteria to Altisource and, if applicable, within five (5) business days following any communication by lenders, securitization underwriters, rating agencies or parties providing such financing, inform Altisource in writing if it does not then-currently meet such Property Management Criteria, setting forth in reasonable detail the reasons why Altisource did not meet the Property Management Criteria. Subsequent to receipt of the Property Management Criteria notice from Residential, upon the request of Altisource, Residential shall use commercially reasonable efforts to assist Altisource with its qualification with the Property Management Criteria, and if Altisource is able to demonstrate to the reasonable satisfaction of such lenders, securitization underwriters, rating agencies or parties providing such financing that Altisource has met such Property Management Criteria, then upon the end of the Waiver Term, or, if the Waiver Term has previously expired, all MSR Property Management Services provided by Main Street Renewal with respect to the Seller Property Portfolio shall then promptly and fully transfer to Altisource and its Affiliates, as applicable, and such Services will be provided exclusively by Altisource for the Seller Property Portfolio pursuant to the terms and conditions of the Agreement and any applicable Collective Agreement.

Notwithstanding the foregoing, if at the end of the Waiver Term, Altisource does not, in the commercially reasonable discretion of any future lender(s) to Residential or a securitization underwriter or rating agency for a subsequent securitization in respect to the properties remaining in the Seller Property Portfolio, satisfy the Property Management Criteria, then Residential’s obligation to transfer to Altisource and its Affiliates the performance of the MSR Property Management Services provided by Main Street Renewal with respect to the Seller Property Portfolio shall be suspended until such time as Altisource is able to demonstrate to the reasonable satisfaction of such future lender, a securitization underwriter or rating agency to a subsequent securitization underwriter, as applicable, that Altisource has materially satisfied such Property Management Criteria, and at that time all MSR Property Management Services provided by Main Street Renewal with respect to the Seller Property Portfolio (or any provider that may be employed by Residential to provide Services for the Seller Property Portfolio following the end of the Waiver Term during the period that Altisource does not satisfy the Property Management Criteria) shall promptly and fully transfer to Altisource and its Affiliates, as applicable, subject to a transition period not to exceed 30 days unless otherwise required by the lender, securitization underwriters or rating agencies, and such Services will be exclusively provided by Altisource pursuant to the terms and conditions of the Agreement and any applicable Collective Agreement.

5. No Further Waiver. Except for the Exclusivity Waiver granted by Altisource to Residential pursuant to the terms and conditions of Section 4 of this Amendment and Waiver Agreement, the terms and conditions of Section 8.1 remain in full force and effect with respect to all of the Services provided by Altisource pursuant to the Collective Agreements.

6. Covenants of Residential.

6.1 MSR Property Portfolio Service Agreement. Residential shall not amend or modify the MSR Property Portfolio Service Agreement to extend or otherwise continue its current term or expand the services performed by Main Street Renewal pursuant to the MSR Property Portfolio Services Agreement except to the extent necessary pursuant to the terms of Section 4.2 above, and, upon the termination or expiration of the MSR Property Portfolio Service Agreement, the MSR Property Portfolio Service Agreement shall be of no further force or effect (except for those provisions (including, without limitation, Residential’s rights, obligations, or liabilities that expressly survive the termination or expiration of the MSR Property Portfolio Service Agreement) and Altisource shall be the exclusive provider of all Services (as defined in Section 2.27 of Exhibit 1 to the Agreement) for each property contained in the Seller Property Portfolio. Notwithstanding the foregoing, to the extent that the MSR Property Portfolio Services Agreement is extended as necessary pursuant to the terms of Section 4.2 above, Residential shall only extend the MSR Property Portfolio Services Agreement on terms that allow Residential to terminate the extended MSR Property Portfolio Services Agreement for any reason upon thirty (30) days prior written notice from Residential to Main Street Renewal.

6.2 Seller Property Portfolio Financing. Any refinancing (by any means, form or vehicle), extension, amendment or modification of the Seller Property Portfolio Financing to extend or otherwise continue its current term by Residential shall not extend the Waiver Term except as expressly permitted by Section 4.1. If Residential must refinance the Seller Property Portfolio Financing during the Waiver Term, Residential will use reasonable efforts to remove the obligation of Main Street Renewal to provide the MSR Property Portfolio Services and to the extent such commercially reasonable efforts are unsuccessful, the terms and conditions of Section 4.1 and 4.2 shall continue to apply; provided, however, notwithstanding the foregoing, in no event shall the Waiver Term be extended in any manner by any refinancing of the Seller Property Portfolio Financing after the Waiver Term except as expressly permitted by Section 4.1. Upon the termination or expiration of the Seller Property Portfolio Financing, the Exclusivity Waiver shall be of no further force or effect and Altisource shall be the exclusive provider of all Services for each property contained in the Seller Property Portfolio except as otherwise set forth in this Amendment and Waiver Agreement.

6.3 Right of Altisource to perform the Seller Property Management Services on the Seller Property Portfolio. To the extent that Main Street Renewal (or any of its Affiliates) seeks to outsource to any non-affiliated third party (including any third party contractor) all or a portion of the MSR Property Management Services provided to Residential or Residential’s Affiliates for each and every property contained in the Seller Property Portfolio (the “Outsourced Services”), Residential shall use its best efforts to cause Main Street Renewal to outsource such MSR Property Management Services to Altisource (or its Affiliates) for any property contained in the Seller Property Portfolio (the “Referral Subject Matter”). For each Referral Subject Matter, Residential shall use best efforts to cause Main Street Renewal to first offer Altisource (including the ability to perform the Outsourced Services through its Affiliates) the opportunity to provide such Outsourced Services by written notice (a “Referral Notice”), setting forth in reasonable detail the terms and conditions of such provision of such Outsourced Services and providing Altisource with sufficient information concerning the Referral Subject Matter, in order for Altisource to make an informed decision as to whether it can offer to provide such Outsourced Services to Residential or its Affiliates in accordance with the MSR Property Portfolio Services Agreement. To the extent Altisource provides such Outsourced Services, Altisource would charge the same then-current fees for such Outsourced Services performed by it or its Affiliates on the Seller Property Portfolio that Altisource or its Affiliates, as applicable, charges for such Outsourced Services on the portfolio that Altisource manages directly for Residential and its Affiliates; provided, however, that in no circumstance shall the fees agreed upon by Residential and Main Street Renewal and payable by Residential under the MSR Property Portfolio Services Agreement increase as a result Altisource’s provision of such Outsourced Services. To the extent Main Street Renewal and Residential determine to use Altisource (or its applicable Affiliates) to provide such Outsourced Services and Altisource or its Affiliates does not have a comparable charge, each of Altisource and Residential shall and Residential shall cause Main Street Renewal to work together in good faith to timely reach an agreement on market pricing for such Outsourced Service. Residential shall use best efforts to not permit Main Street Renewal to outsource to any non-affiliated third party (including any contractor) any Outsourced Services on terms more favorable than those offered to Altisource to perform such Outsourced Services.

6.4 Back-up Property Management Services. Subject to the execution by Altisource of a written agreement to provide back-up property manager services in a form and substance reasonably acceptable to Altisource in its sole discretion, Residential shall and shall use best efforts to cause Sellers to negotiate in good faith a written agreement whereby Altisource shall provide back-up property management services for Main Street Renewal to each Seller, as lender or any underwriter of a securitization for the Seller Property Portfolio Financing.

7. Further Assurances. Following the Amendment Effective Date, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the covenants and transactions contemplated by this Amendment and Waiver Agreement.

8. Effect of this Amendment and Waiver Agreement. All provisions of the Agreement, except as expressly modified by this Amendment and Waiver Agreement, shall remain in full force and effect and are hereby ratified and confirmed in all respects. This Amendment and Waiver Agreement shall not be deemed, either expressly or implied, to waive, amend or supplement any provision of the Agreement other than as expressly set forth herein. Residential acknowledges that the grant of the Exclusivity Waiver by Altisource in this Amendment and Waiver Agreement, does not mean that it will grant any other waiver or amendment (whether the same or similar nature) and no inference to that effect will be drawn or asserted by Residential.

9. Counterparts. This Amendment and Waiver Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which so executed shall be deemed an original and, all of which when taken together, shall constitute one and the same Amendment and Waiver Agreement. Delivery of an executed counterpart of the signature page to this Amendment and Waiver Agreement by facsimile or email transmission shall be as effective as delivery of a manually executed counterpart of this Amendment and Waiver Agreement.

10. Miscellaneous. This Amendment and Waiver Agreement, together with the Collective Agreements contains the entire agreement of the Parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Amendment and Waiver Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Amendment and Waiver Agreement. This Amendment and Waiver Agreement and the provisions hereof shall be subject to the following Sections of the Agreement, in each case, mutatis mutandis, as if set forth in this Amendment and Waiver Agreement: 5 (Term); 6 (Termination), except as otherwise set forth herein; 9 (Intellectual Property); 10 (Access; Relationship Executives); 11 (Confidentiality); 12 (Limitation of Liability; Indemnification), except as otherwise set forth herein; 13 (Compliance with Law); 14 (Taxes); 15 (Public Announcements); 16 (Relationship of the Parties); 17 (Force Majeure); 18 (Non-Solicitation); 19 (Dispute Resolution Provisions); 20 (General Contract Provisions), as amended herein.

IN WITNESS WHEREOF, the Parties have executed this Amendment and Waiver Agreement as of the date and year first above written.

ALTISOURCE SOLUTIONS S.À R.L.

By:	/s/ William B. Shepro
Name:	William B. Shepro
Title:	Manager

ALTISOURCE RESIDENTIAL CORPORATION

By:	/s/ Stephen H. Gray
Name:	Stephen H. Gray
Title:	Chief Administrative Officer

Exhibit A

Seller Property Portfolio